Shareholder Meeting Results (unaudited)

The Special Meeting of Shareholders of Tax-Free Trust of
Arizona (the "Trust") was held on September 17, 2013.
The holders of shares representing 68% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders
(the resulting votes for each matter are presented below).

Dollar Amount of Votes:

1. To elect Trustees.

Trustee			For		Withheld

Ernest Calderon		$196,668,279	$5,264,171
Thomas A. Christopher	$197,313,329	$4,619,121
Gary C. Cornia		$197,165,648	$4,766,803
David A. Duffy		$196,787,925	$5,144,525
Grady Gammage, Jr.	$197,414,027	$4,518,423
Diana P. Herrmann	$197,516,344	$4,416,106
Lyle W. Hillyard	$196,526,512	$5,405,938
John C. Lucking		$196,743,512	$5,188,938
Anne J. Mills		$196,290,771	$5,641,679
Glenn O'Flaherty	$196,426,352	$5,506,098
John J. Partrid		$196,664,073	$5,268,378
James R. Ramsey		$197,202,818	$4,729,633
Laureen L. Whit		$197,339,899	$4,592,551


2. To ratify the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm.

	For		Against		Abstain

	$194,432,095	$2,636,158	$5,209,799

3. To adopt and Amended and Restated Declaration of Trust regarding:


	For		Against
		Abstain


A.
future amendments

	$155,024,263
	$8,129,043
	$8,645,103


B.
termination


	$151,715,536
	$10,855,018	$9,227,856


C.
 annual shareholder meetings


	$157,730,484
	$6,265,900	$7,802,035


D. removal of trustees

	$156,133,982	$5,816,716
	$9,847,723


E.
 indemnification/Liability of Trustees, officers and employees

	$151,746,667	$11,277,663	$8,774,079


F.
 shareholder/derivative actions


	$149,843,911
	$13,026,067
$	$8,928,431


G.
number of Trustees/vacancies


	$153,703,194
	$8,808,621
$	$9,286,595


H.
 series and classes


	$154,657,443
$7,895,218
	$9,245,749


I.
changes cffected by Amended Declaration


$151,735,933	$10,655,092
$9,407,384


4. To approve changes the Trust's fundamental policies relating to:

	For
		Against		Abstain




A.
 permitted Trust nvestments


	$150,774,152
	$12,044,239
	$8,980,019


B.
 investments in voting securities, other investment companies and certain other instruments


$149,636,647
	$12,517,093
	$9,644,669

C.
concentration of Trust investments


	$153,617,121	$7,896,883
	$10,284,405


D.
lending of Trust assets


$145,417,650
	$16,542,457
	$9,838,313


E.
borrowing of money

	$145,787,939	$15,216,426
	$10,794,055


F.
 issuance of senior securities


	$149,808,602
	$12,416,759
	$9,573,059


G.
 investments in commodities


$147,941,372	$13,740,712
	$10,116,336


H.
certain affiliated transactions


$147,791,289
	$13,047,293
$10,959,839

I.
 investments in real estate

	$150,554,294
	$11,957,305	$9,286,810


J.
 restrictions on control investments

	$149,856,31
$12,087,497
	$9,854,610


K.
 restrictions on short sales and use of margin


	$148,122,243
$13,648,024
	$10,028,142


L.
 underwriting


	$148,667,876	$12,087,789	$11,042,744